CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement Amendment No. 333-129005 on Form N-1A of our report dated October 24, 2016, relating to the financial statements and financial highlights of Pioneer Global Equity Fund (the "Fund"), a portfolio of Pioneer Series Trust V, appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2016. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


Deloitte & Touche LLP


Boston, Massachusetts
March 24, 2017